Exhibit 99.1

Exxon Mobil Corporation

Presentation and Q&A Session

Analyst Meeting

New York, NY

March 2, 2016

EXXON MOBIL CORPORATION ANALYST MEETING

MARCH 2, 2016

NEW YORK, NY

9:00 A.M. ET

Jeff Woodbury (Vice President of Investor Relations and Secretary of the Corporation)

Ladies and gentlemen, good morning, and welcome to ExxonMobil’s 2016 analyst meeting. We are pleased to have you all join us here this morning at the New York Stock Exchange, as well as the people who are participating on the audio conference and the webcast.

We are looking forward to a very informative and engaged discussion this morning. For those that I have not had the opportunity to meet, my name is Jeff Woodbury, I am the Vice President for Investor Relations and the Secretary for the Corporation.

Before we begin, I would like to cover just a couple of administrative matters. First, our safety procedures, in the case of an emergency evacuation, there are two points of egress from this building. The first one is in the front to the right where, down the hallway, there is a stairwell that takes you down to the street level. The second one is out the back, where you came in this morning—take a hard left in the lobby area before you get to the elevator bank, and you will see another stairwell. If we do have an emergency evacuation, the exchange personnel will come and provide us guidance throughout the event.

The second safety item I would note to you is that there are a number of power cords on the floor that are taped down. I ask you to watch out when walking around. Like we say at ExxonMobil, walking is working.

The third point I would like to make is to ask everybody to take a moment and recheck your electronic devices, make sure you silence them, both your cell phones and your tablets, and make sure that we are not disturbed during the presentation.

So with that, let me turn to the cautionary statement. As you know, this statement contains information that is pertinent to today’s discussion. You can also access our website at exxonmobil.com to get additional factors that affect our future results as well as the definitions for some of the terms that we are using in today’s presentation.

So next, I’ll move to the agenda. Rex Tillerson, our Chairman and Chief Executive Officer, will lead the discussion this morning. We will begin with the key messages, then we will move into corporate strategy, our Energy Outlook, we will talk about our recent performance, and then we will focus on our forward business plans.

Next, we will move into how ExxonMobil is unlocking Upstream resource value as well as growing our advantaged portfolio in the Downstream and Chemical businesses.

After the presentation, we will take a short break, and then the Management Committee will join Rex up on the platform to answer your questions.

So without further ado, it’s my pleasure to introduce Rex Tillerson.

Rex Tillerson (Chairman and CEO)

Thank you Jeff, and good morning to all of you. I want to add my welcome to that of Jeff’s, to all of you that are here with us in person. I also want to welcome those that have dialed in by phone to listen in or may be participating on the webcast. As always, every year I am pleased to have this opportunity to discuss our Company’s business strategy, our investment plans, and our financial and operating results with you.

Now, before I go any further I do want to also thank the New York Stock Exchange personnel for allowing us to hold the meeting at this location for 14 consecutive years, not necessarily in this room, but certainly on the Exchange. We truly appreciate the support they give us, not just to us but to all of our investors as well.

The cover photo that you see behind me is the Antwerp refinery, one of the most efficient refineries in Europe. As you no doubt have read, we are progressing construction of a major project to install a new delayed coker at this facility. When we complete the construction in 2017 the new facility will upgrade lower-value bunker fuel oil into higher-value products including premium diesel. This is just one example of how we do invest through the cycle to strengthen the competitiveness of the entire integrated business chain.

So let me begin with the key messages that we hope to leave you with today. ExxonMobil’s strategy, our constancy of purpose, and competitive advantages continue to create superior, long-term shareholder value. Regardless of the business environment, we maintain a relentless focus on the fundamentals, those factors that we can control. Our integrated business model remains resilient through the price commodity cycle. We are continuing a disciplined and paced investment approach focused on creating value while maintaining our commitment to a reliable and growing dividend.

We are demonstrating differentiated performance that has become all the more visible over the last year. We lead the industry in return on capital employed and, most importantly, long-term shareholder returns.

Now, over the next few slides I am going to provide an overview of our corporate strategy, which underpins our success in creating value through the cycle. An example of our approach to long-term resource capture and value generation can be seen on this photograph of the Deepwater Champion that successfully drilled the Liza-1 exploration well offshore Guyana. We are very pleased with the initial results and we will discuss our plans for Guyana later in today’s presentation.

ExxonMobil provides industry leadership to meet the world’s energy needs. Key elements of our strategy are shown on the chart. Our approach has been consistent for decades, and, through systematic implementation and continuous improvement, these elements have become resilient competitive advantages.

Risk management and operational excellence are at the very core of our business activities. Investment and cost discipline, along with world-class project execution, result in the best asset mix in the industry. We continuously seek to highgrade our portfolio beyond our exploration program through creating accretive acquisitions, restructurings, and asset sales. As I will discuss in the coming slides, we capture significant value-added benefits from our vertical integration.

Our long-standing commitment to technology leadership stimulates innovation and provides unique advantages – and our high-performing workforce drives premier results across our business. Our employees are the best of the best, and their dedication produces the results that I share with you today.

In short, we are delivering on our commitments and achieving differentiated performance, with a relentless pursuit of growing shareholder value.

Now, as all of you well know, the business environment has changed dramatically, even since we met last year, with a sharp decrease in crude oil and natural gas prices. The graphic is a stark reminder of the volatile and cyclical nature of commodity prices in our business. The Corporation is uniquely suited to endure these conditions and outperform competition, leaving us best-positioned to capture value in the upturn.

Throughout this period, we have maintained the same discipline with continued emphasis on the business fundamentals. Operational integrity is an organizational imperative. Operating safely, reliably and effectively is essential to our success. Lowering costs and increasing efficiency maximize the value of our existing asset base.

Our integrated business is a distinctive competitive advantage, which enables us to create additional value as market conditions change. Our investment decisions, made with a long-term view, are informed by our Energy Outlook and tested across various economic parameters including a broad range of commodity prices. Finally, once we decide to invest, our world-class project execution delivers competitive, reliable assets.

These fundamentals, applied daily throughout our portfolio, deliver leading results that create value through the cycle.

As I mentioned earlier, risk management is at the core of our business. Everything we do contains elements of risk, whether it’s technical, operational, financial, environmental, or geopolitical.

As such, it is incumbent on each and every one of our employees to understand and assess the elements of risk in their work, and to effectively eliminate or mitigate significant risk.

To help us do that, we have developed and implemented the Operations Integrity Management System, also known as OIMS. OIMS is a proven approach, which is rigorously applied uniformly around the world by employees and our contractors. The focus on risk assessment and management of safety, security, health, and environmental risk help us achieve operational excellence.

OIMS starts with leadership and capable people who implement policies and standards with clearly defined accountabilities and expectations. We then identify potential hazards and put into place appropriate barriers and controls to reduce the risk. OIMS provides appropriate emphasis on both personnel and process safety as well as minimizing environmental impact associated with our operations. Bottom line, OIMS helps us achieve superior reliability and operational performance, which ultimately leads to better business performance.

Now let’s take a look at our approach to environmental protection. We recognize that meeting the world’s growing energy needs while protecting the environment is one of today’s grand challenges. We are committed to lowering emissions, reducing spills, and minimizing waste to mitigate the environmental impact of our operations.

We have developed and deployed advanced technologies and enhanced products that have lowered greenhouse gas emissions across the value chain. Sustainable improvements in our operations have reduced cumulative greenhouse gases by more than 20 million metric tons over the past decade.

For example, we have increased our energy efficiency significantly over time by installing additional cogeneration facilities in our operations, making us an industry leader with current gross capacity of 5.5 gigawatts. And products we produce, like cleaner-burning natural gas, also help to reduce global emissions.

At ExxonMobil, we do take the risk of climate change seriously. We have studied climate change for almost 40 years, and we consistently collaborate and share our research with leading scientific institutions, top universities, the United Nations, and other public stakeholders. We also engage in constructive dialogue on climate change policy options with NGOs, industry, and policymakers.

Let’s now take a look at how our integrated business creates shareholder value.

ExxonMobil’s business integration is a sustainable competitive advantage that is difficult for others to replicate. Our businesses work together across the value chain by sharing knowledge, insights, and best practices. This collaboration leads to better informed decisions, more efficient operations, and higher-quality investments, delivering unique value and resiliency.

Our diverse asset base provides market optionality and operational flexibility to optimize value every step of the way, from the well head all the way to the consumer. This structural advantage enables our differentiated financial strength and superior results.

ExxonMobil captures the highest value for every molecule that flows through our facilities. Because we are highly integrated, we react more effectively and rapidly to changes in the business environment.

For example, our global supply organization utilizes sophisticated demand planning and marketing tools that provide insights to achieve the best value for our Upstream production.

Approximately 80% of our refining capacity is integrated with chemicals and/or lubricants manufacturing. This integration provides ExxonMobil with unique manufacturing flexibility to maximize value with changing market demand.

To build on this advantage, we are selectively investing across the value chain, employing high-impact technologies that further expand feedstock and product flexibility.

A continuous focus on long-term efficiency capture has positioned ExxonMobil to be durable and competitive in the current business climate. We maintain a dynamic approach to both organizational effectiveness and asset optimization.

Our global functional structure along with centralized research and technology development provide the foundation. Shared services and centers of expertise promote an integrated learning organization and encourage a culture of continuous improvement. The new Houston campus further promotes collaboration, business innovation, and synergies.

We maintain a focus on asset optimization through integrated operations, portfolio management, and sales channel enhancements along with improved facility reliability and utilization.

This dynamic, thoughtful approach to both organizational effectiveness and asset optimization lowers our total cost, creates additional value, and highgrades the capital employed base.

Staffing efficiency is just one example of the benefits of our ongoing focus on organizational effectiveness, regardless of where we are in the price cycle.

The Corporation today is 38% leaner since the Exxon and Mobil merger in 1999. We manage staffing effectively over time, capturing efficiencies while supporting business growth by increasing productivity, deploying technology, and harmonizing processes.

The result of this constant focus is that we operate a larger combined asset base, including the acquisition of XTO, with a workforce of less than 80,000 people, which is lower than the heritage Exxon staffing just prior to the Exxon and Mobil merger.

Cost leadership is a fundamental expectation that requires continual focus at our Company. Regardless of business conditions, we expect to lead the cost curve and are benefiting from ongoing efficiencies and cost deflation.

Our global procurement organization is dedicated to capturing the lowest lifecycle cost for goods and services. As you can see by the graphic, we are achieving significant market savings in the current business climate.

As a Corporation, we achieved a total net reduction of $11.5 billion in both capital and cash operating costs in 2015. Upstream unit costs are down 9%, and, in refining, our unit cash costs are 15% below the industry average.

This focus on cost leadership also reduces project costs, which fundamentally improves the longer-term returns of our investments.

Our approach to asset management incorporates achieving maximum value for our shareholders by being active in the marketplace at all points of the business cycle. We are not event driven. Rather, we test whether the market places a higher value on assets that are no longer strategic to us than we place on continuing to hold them. This approach avoids forced sales at the wrong point in the cycle.

We maximize shareholder value through ongoing asset management. Results of divestment and restructuring activities over the last decade are shown in the table. As you can see, we have sold a significant number of assets across each of our business lines. We are highgrading the capital employed base and achieving business simplification through continuous portfolio assessment and strategic action. We tend to divest end-of-life and nonstrategic assets. We are opportunistic. We sell assets when they command the best value in the market, not because we have to.

Any acquisitions that we choose to pursue must compete with our existing portfolio of opportunities, and must be accretive to long-term financial returns.

To be clear, our decisions are driven by value choices, not by volumes, market share, or any other event.

ExxonMobil has and continues to maintain leading financial flexibility within the industry. As the chart indicates, our relatively low leverage and large capitalization give us substantial capacity to invest through the business cycle and capture bottom-of-cycle opportunities that are not available to capital-constrained companies.

Our relative financial strength and capacity to access debt markets on the most attractive terms is a distinct competitive advantage.

Our capabilities, size, and sound financial condition are significant assets when negotiating with governments and business partners, both of whom value our ability to deliver on our commitments. We are viewed as a stable, attractive partner and a very capable investor.

Let’s now take a look at the Energy Outlook, our view to the year 2040.

As most of you know, ExxonMobil publishes annually our Outlook for Energy, in which we share our long-term view of global energy demand and supply. That view guides our Company’s business strategies and investments. These investments help provide the world with the reliable and affordable energy necessary to advance economic prosperity and to improve living standards.

By the year 2040, the world’s population is expected to increase to 9 billion people. As populations grow, we expect global economic output to more than double, sparking a dramatic expansion of the middle class. These fundamentals will continue to drive energy demand growth. As a result, ExxonMobil’s 2016 Outlook for Energy forecasts an increase in global energy demand of about 25% during this period. That is even after taking into account the offsetting impact of very significant energy efficiency gains.

Non-OECD nations, shown in blue on the chart, are expected to drive growth in GDP and, with that, the growth in energy use, accounting for about 70% of global energy demand by the year 2040.

The world’s middle class is expected to increase by about 3 billion people, mostly from the non-OECD nations. This means better living standards for billions, and it will be enabled in large part by improving access to modern technology and affordable, reliable energy.

The demand outlook for OECD countries, shown in red, highlights the important and significant effects of energy efficiency. GDP in these countries is expected to grow about 70% by the year 2040. However, as you can see, energy demand is likely to remain essentially flat as expanded use of energy-efficient technologies and practices leads to significant energy savings.

Without these efficiency gains we would estimate global demand growth would be about 4 times our projected 25% increase.

Now, let’s move to a discussion of energy supplies that are needed to meet this demand.

As the world’s population grows and living standards improve, the energy landscape will continue to evolve, driven by advances in technology, available resources, and trade. Oil and natural gas will continue to meet about 60% of global demand in the year 2040, and will continue to be the most important of all of the energy mix.

We expect oil will maintain its position as the leading energy source, as it remains essential to meeting growing needs for transportation and as a feedstock for petrochemicals. Demand for natural gas will increase more than any other energy type, surpassing coal to become the second largest source, in part, that will be driven by a tripling of global LNG trade. Natural gas is abundant and well suited to meet rising power generation and industrial needs while also providing a cost-effective option to reduce carbon dioxide emissions.

Our outlook continues to anticipate that stringent government policies will increase the cost of CO2 emissions over time. These policies will work to boost the growth of energy types with low carbon intensity including natural gas, nuclear, solar, and wind.

Our view reflects the reality that abundant energy supplies are vital to modern life. Greater access to affordable and reliable energy will remain fundamental to reducing poverty and advancing standards of living for billions of people around the world.

To sustain progress and further expand prosperity, the world must increase the availability of affordable energy solutions. Therefore, meeting the growth in global energy demand will require diverse energy supplies from conventional and unconventional oil and gas sources, to liquefied natural gas, to nuclear and renewables. We should pursue all that are economic.

Fortunately, technology advances continue to expand our energy options while helping to minimize our environmental footprint, unlocking previously unrecoverable or uneconomic oil and gas reservoirs, as we have witnessed certainly in North America.

Furthermore, access to high-quality resources and substantial investments will remain fundamental to meeting this challenge. Equally critical is our ability to develop secure sources of supply both safely and responsibly.

And free markets, supported by sound and reliable public policies, remain vital to development of new energy supplies. This includes policies that promote free and open trade and encourage private-sector investment.

I will now turn to a recap of our 2015 performance, followed by a review of how our business lines delivered on their commitments. Diligent execution of our business strategy has consistently led to differentiated performance. The photo shows the marine operations at our largest U.S. refining and petrochemical site in Baytown, Texas. We achieved strong results in our Downstream and Chemical businesses this past year, driven by our capability to process advantaged feedstocks in the manufacturing of fuels, lubricants, and chemicals.

ExxonMobil’s approach to business operations and corporate citizenship is built upon a commitment to integrity in all that we do. Nowhere is that more evident than in our commitment to safe operations. As the chart shows, our workforce safety performance for both employees and contractors remains very strong relative to the industry.

Total corporate earnings last year were $16.2 billion, with a return on average capital employed of 7.9%. We generated $32.7 billion of cash flow from operations and asset sales and invested $31 billion in the business. Total shareholder distributions, including dividends and share purchases, were $15 billion.

I will discuss these results on the next couple of slides, beginning with return on capital employed.

ExxonMobil’s return on capital employed consistently leads the competition. In 2015, our return on capital employed of 7.9% was significantly impacted by the drop in oil and gas prices, but was nearly 4 percentage points higher than our nearest competitor. Over the past five years, return on capital employed averaged 18%, about 5 percentage points higher than the next nearest competitor.

Sustained leadership and capital efficiency reflects our commitment to a disciplined investment approach, effective project management, and innovative technologies to grow a well-balanced portfolio. Our efficient asset base, enhanced by new investments, positions the Corporation for long-term performance across a broad range of conditions.

The quality of ExxonMobil’s portfolio is also evident relative to significant, recent asset impairments by our competitor group. Not shown on the graph are the North American pure play E&P companies, which, if you look at the last couple of years, took impairments of over $120 billion, and, if you look at the last eight years, took impairments of over $200 billion.

Now, while these impairments will improve competitor return on capital employed performance in the future years, they represent a significant destruction of shareholder assets. Our investment discipline delivers industry-leading returns and a portfolio that is durable across a wide range of commodity prices.

Effective project execution provides the lowest installed capital costs, which, along with optimized operations, creates a long-term value that simply outpaces our competitors.

This chart provides perspective on the quality of our Upstream assets. Upstream capital efficiency underpins long-term financial performance. The plot illustrates ExxonMobil’s structural advantage in capital employed per barrel of crude reserves, which leads competition at $6.50 a barrel.

Our high-quality, efficient capital base is an outcome of our investment approach, consistently applied for decades. Importantly, 73% of our proved reserves are developed and in production, contributing to the bottom line.

Next, I will discuss reserves replacement, which is an outcome of our disciplined investment approach.

ExxonMobil has a successful track record of long-term proved reserves additions, demonstrating the strength of our global strategy to identify, evaluate, capture, and advance high-quality opportunities.

The Corporation has a diverse resource base of 91 billion oil-equivalent barrels, all in various stages of evaluation, design, and development. As you can see in the graphic, we consistently convert sizable portions of the resource base along with newly acquired resources into proved reserves, which currently total 25 billion oil-equivalent barrels.

We have consistently added about 1.5 billion to 2 billion oil-equivalent barrels of resource to proved reserves each year, replacing over 100% of production for over two decades.

We have a long reserve life of 16 years at current production rates, which does lead competition.

Last year, we replaced 67% of production, adding 1 billion oil-equivalent barrels of proved reserves in both oil and gas, but that reflects a 219% replacement of crude oil and other liquids.

The level of reserve replacement in any given year is an outcome of our investment choices, and it is not an objective.

We are value-focused, making the best long-term decisions for our shareholders, progressing opportunities at the right time and deploying capital efficiently to create that long-term shareholder value, even if it means interrupting a 21-year trend.

The quality of our resource opportunities remains strong into the future. They have not diminished in the current business climate.

ExxonMobil maintains a rigorous reserves evaluation process, and, as with all aspects of our business, we approach the reporting of reserves balances with the highest integrity.

Next, I will discuss another aspect of portfolio quality, Upstream unit profitability.

ExxonMobil’s Upstream profitability led the competitor group again in 2015. The plot shows that, while we are price takers, we take deliberate action to continuously improve our results.

Our performance reflects strategic choices and actions we have taken to improve the production mix. These activities include major projects and work programs, improved reliability, portfolio highgrading, cost savings, and enhanced fiscal terms.

We will continue an ever-present focus on Upstream profitability to ensure our portfolio delivers the maximum value that the business environment will allow.

Robust operating cash flow performance drives our ability to generate industry-leading free cash flow over the long term.

ExxonMobil generated $6.5 billion of free cash flow in 2015 and almost $100 billion of free cash flow over the past five years, outpacing competitors. We continue to pay a reliable and growing dividend and invest in attractive opportunities to create long-term value.

Although the share buyback program was tapered in 2015, we maintain industry-leading distributions. On average, 48 cents of every dollar generated by the business over the last five years was distributed to our shareholders, while continuing to invest in an advantaged portfolio of projects.

We continue to grow the dividend.

ExxonMobil’s long-term dividend growth rate exceeds the S&P 500 and industry competitors. 2015 marked the 33rd consecutive year with a dividend increase; and annual dividends have increased 10% per year over the past 10 years.

ExxonMobil was the only competitor to materially increase the dividend in 2015, to $2.88 per share, up 6.7%.

Our dividend payments are made with a view to building sustainable, long-term shareholder value and providing reliable dividend growth.

Share purchases are an efficient and flexible way of returning cash to our shareholders. The Corporation purchased $3 billion in 2015, and prudently tapered the program consistent with changes in the business environment and the Corporation’s cash requirements.

In the first quarter of 2016, ExxonMobil will limit purchases to amounts needed to offset dilution related to our benefits plans and programs, and we do not plan on making purchases to reduce shares outstanding in the quarter.

While the future pace of share purchases will reflect the market environment and cash flow at that time, we continue to regard this as a flexible method to return value to shareholders and manage our long-term capital structure.

Since the Exxon and Mobil merger, we have reduced total shares outstanding by 40%, including the impact of shares issued to purchase XTO in 2010.

Over this period, total shareholder distributions were $357 billion. To put this number in perspective, it is larger than the individual market capitalization values of 497 of the S&P 500 companies.

Now, let’s turn to a discussion of forward plans and outline the differentiated value proposition of our business. These investment plans include the picture showing the expansion at our Baytown petrochemical complex, with construction of a new steam cracker now well underway. This is yet another example of our capability to invest through the cycle to grow and strengthen the integrated business.

As I mentioned, ExxonMobil maintains a disciplined and paced investment approach focused on creating long-term shareholder value.

2015 capex totaled $31 billion, $7.4 billion lower than in 2014, or a reduction of 19%, as a result of ongoing capital efficiencies, market savings, reduced activity, and timely project delivery.

In 2016, we expect to spend around $23 billion, which is $8 billion, or 25%, less than last year. This plan reflects lower Upstream project spending as we continue to bring major projects online.

Downstream and Chemical plans reflect unique opportunities to grow and strengthen those businesses. We anticipate the 2017 budget will be less than the $23 billion budget this year.

We are selectively advancing the investment portfolio, with a continued emphasis on effective project execution and capital efficiency while managing cash flow in the current environment.

This outlook includes actions to pace and highgrade the opportunity set, tactically sequencing project FIDs while we continue to optimize designs and enhance fiscal terms.

We have a flexible, high-quality opportunity set and have the capability to accelerate the investment program based on market demand fundamentals or adjust future spending levels lower if conditions warrant.

In short, by selectively investing through the cycle, we remain positioned to capture market savings and consistently deliver better financial returns.

Next, I will talk about our prudent approach to cash management and potential value growth.

This chart provides a representation of our cash management approach.

Cash flow from operations and asset sales are shown in red along with net investments and shareholder distributions in the two shades of green. I will note the range of future cash flows shown on the chart is based on a $40 to $80 a barrel price range. There’s nothing magic about that; you can take your rulers out and go either direction if you like a different number.

We are managing cash to optimize both shareholder distributions and long-term investing, consistent with changes in the business environment.

We anticipate growing cash flow through the decade and not solely on the back of potential crude price increases, although we certainly stand to benefit from any improvement in the commodity price cycle. But at any given crude price, we are prudently managing the business to grow underlying cash flow from completed new projects that have been underway for the last few years. Through continued operational excellence of our asset portfolio, and through self-help initiatives that create additional margin, we are delivering pace-setting operational results today.

As a result, ExxonMobil has the ability to fully cover both shareholder distributions and investments into the future.

We maintain financial flexibility to pursue attractive opportunities that may become available, and have the capability to accelerate the investment program as market demand conditions may warrant.

We also have the capacity for continued dividend growth.

The share buyback program remains flexible and, consistent with past practice, will be evaluated quarterly based on a variety of factors including the business environment, available cash flow, new opportunities, and the Corporation’s other commitments.

We remain steadfast in our mission to create superior long-term shareholder value.

Plan deliverables are summarized on this chart.

We manage the business to achieve industry-leading returns throughout the commodity price cycle.

We work to maximize the value chain benefits across the integrated portfolio, adjusting to changing product demand and improving the portfolio mix.

Capital discipline remains paramount to our continued success. We have paced the investment program, selectively investing in attractive opportunities while maintaining flexibility.

Upstream volumes are an outcome of an investment program; and we anticipate a range of 4.0 to 4.2 million oil-equivalent barrels per day of production through 2020. Our focus will remain on making choices to enhance shareholder value.

Cash flow grows from new investments, continued operating excellence, reduced spending, and self-help initiatives.

We continue to share the Corporation’s success with our shareholders. Distributions are made with a view to building long-term value by providing reliable and growing dividend.

I will move now to a review of our Upstream business, where we are executing our proven strategies and plans to unlock resource value.

The photo that you see is an example of how our Upstream folks are pursuing these strategies. It represents one of the four artificial islands at the Upper Zakum development, offshore Abu Dhabi. ExxonMobil, along with our partners, developed the island drilling concept, which has significantly reduced total capital development costs.

ExxonMobil’s Upstream business consistently leads in return on capital employed, a direct result of our ability to capture high-quality resources and convert them into maximum shareholder value.

We have a large portfolio of high-quality assets. Throughout the Upstream, our scientists and engineers develop and deploy technology that creates additional value. Our drive to achieve operational and commercial excellence, combined with a culture of continuous improvement, deliver business performance that leads the competition.

Let me tell you a bit more about the Upstream strategy.

We have a consistent long-term approach in this segment of our business. We focus on reliable production, maximizing the value of installed capacity by both minimizing operating costs and optimizing production from every well in the portfolio. The scale and diversity of the production base along with strong operating capabilities generate reliable cash flow for the Corporation.

We target efficient development of our large and diverse resource base and are very selective in choosing the right investments for the right time. Exceptional project execution ensures that new capacity is added on schedule, within budget, in a safe and responsible manner.

Finally, we add high-quality opportunities that are accretive to our resource base. Potential partners and resource owners recognize our expertise across all resource types and our distinct capability to apply advanced technologies that create value.

These strategies are underpinned by our commitment to operational integrity and technology leadership.

Let me say a few words about how we are developing and deploying technology to unlock Upstream value.

Through sustained investment in scientific research, ExxonMobil maintains a significant competitive advantage in the development and deployment of advanced technologies across the Upstream.

Our next-generation seismic imaging technology, called Full Wavefield Inversion, utilizes more information from the seismic signal to provide an improved, more detailed understanding of the subsurface. We have used this technology to improve subsurface characterizations in our recent exploration and appraisal programs in the Romanian Black Sea and offshore Guyana.

Our reservoir simulation platform enables us to efficiently translate subsurface characterization into cost-effective development plans, lowering capital costs.

We have increased production and reduced costs by applying advanced digital technology to production and equipment surveillance.

Drilling and completion technologies are improving recovery rates and lowering costs. For example, our Fast Drill process, which we have mentioned to you in the past, has delivered billions of dollars in reduced drilling costs.

Proprietary technology is improving performance in every part of our business, from unlocking new opportunities in frontier basins to improving profitability of our core assets.

Now, for a closer look at how we are maximizing the value of existing production.

We have production activities in 24 countries across various resource development types. Currently, we are producing 2.3 million barrels per day of liquids and 10.5 billion cubic feet a day of gas.

These base operations provide long-term cash flow to the Corporation.

I would like to share a few examples of how we maximize the profitability of this large and diverse production base, particularly in the current environment.

Over the past four years, reliability improvements delivered 100,000 oil-equivalent barrels per day of sustained additional production, by just keeping things running. Proactive maintenance, repair procedures, improved critical sparing, and effective supply chain management have reduced long-duration downtime events.

Further, production optimization activities delivered an additional 105,000 oil-equivalent barrels per day of incremental production by improving wellbore and reservoir productivity through gas lift optimization, well restoration, and pressure maintenance. These activities also improved ultimate recovery of the resource.

In Nigeria, for example, last year we increased production by about 25,000 barrels per day through well optimization and restoration.

In total, we added over 200,000 oil-equivalent barrels of production simply through reliability and optimization efforts, which represent some of the most profitable barrels in our operation, as they are delivered at little or no capital cost. This volume is equivalent to multiple major projects at much lower cost.

ExxonMobil improves the profitability of each asset through a disciplined approach to cost management.

We employ tailored contracting strategies to capture market-driven efficiencies, and share best practices throughout our global operations.

Cost management is deeply embedded in our culture, and we expect to lead the cost curve throughout the cycle.

As you can see, we continue to outperform the peer group in total unit costs, and achieved a 9% reduction in 2015 unit costs.

We are progressing a large inventory of profitable drilling and work program opportunities across the entire producing asset base. These opportunities leverage existing infrastructure and provide low-cost production uplift.

The blue bars on the chart show net interest production from our work programs in 2015 as well as planned future activities. These opportunities are flexible, giving us the ability to quickly respond to changing market conditions.

We will selectively drill profitable opportunities from our diverse inventory at a measured pace, commensurate with market conditions. The gray portion of the bars show the potential incremental production from a higher activity level, which could result in an additional 200,000 oil-equivalent barrels per day of production by 2018.

Now let’s discuss our U.S. unconventional portfolio, which is an important part of this flexible program.

Our U.S. unconventional resource base is over 15 billion oil-equivalent barrels. We continue to focus on liquids growth, mainly through development in the Permian and Bakken plays, with 2.1 million net acres and current net production of 220,000 barrels per day.

In 2015, we increased net Permian and Bakken production nearly 25%. The Permian unconventional production component nearly doubled as we increased horizontal drilling in the Wolfcamp formation in the Midland Basin.

Additionally, we continue to enhance our acreage position through trades and farm-ins. Since 2014, we have completed 5 transactions in the Permian, targeting the Midland Wolfcamp and Spraberry area, and now have roughly 135,000 operated net acres in the heart of the play.

We operate over 80% of our U.S. unconventional assets. Our ownership and operating position enable flexible development. For example, we have reduced our rig count over 60% from peak 2015 levels, and we have flexibility to quickly take activity up or down, depending on the market conditions.

Now, this chart showcases our progress in improving U.S. unconventional profitability, using the Permian as an example.

Since early 2014, we’ve drilled 118 wells targeting the Wolfcamp and Spraberry formations. In a very short amount of time, we have significantly reduced drilling and completion costs, increased productivity, and aggressively improved total unit development cost.

We have reduced drilling cost per foot in our Permian Wolfcamp wells by more than 60%, driven by a reduction in drilling days, increased lateral lengths, and market savings.

We have implemented efficiencies and captured market savings that have reduced fracture stimulation costs per foot by more than 70%.

With longer lateral lengths and improved completion designs, we have improved recovery per well more than 80%. Lower drilling and completion costs and higher recovery have resulted in a 60% reduction in Permian Wolfcamp development costs, which are now less than $10 a barrel.

We achieved similar results in the Bakken play where we reduced unit development costs by more than 50% since 2012 to, today, less than $11 a barrel. We have quickly transferred learnings from the Bakken to the Wolfcamp, dramatically accelerating the learning curve benefits in just 18 months.

With cash operating cost at less than $10 per barrel, our Bakken and Permian developments remain attractive and competitive even in the current environment.

ExxonMobil’s reliable production base and financial strength provide the ability to progress attractive opportunities through the cycle to meet long-term energy demand.

We have a diverse portfolio of approximately 100 projects to develop over 20 billion oil-equivalent barrels, which gives us multiple options, enabling us to be selective and to pace investments.

These projects are at varying stages of development, including those under construction like the Odoptu Stage 2 in Sakhalin, Russia; projects in the design stage such as the Tengiz Expansion Project in Kazakhstan; and projects where we are working on concepts to expand development around existing infrastructure such as deepwater tie-backs in West Africa.

We have unmatched opportunities across multiple resource types including both short and longer-cycle opportunities that provide tremendous investment flexibility.

ExxonMobil achieves leading economic returns and profitability through this disciplined approach to investing. The graphic demonstrates our approach, which shows the majority of projects in the development portfolio will be accretive to ExxonMobil’s existing producing assets.

We begin by securing high-quality resources with stable, competitive fiscal terms. Then we choose to invest in only the most attractive projects, and strive to deliver them on schedule and within budget at the lowest installed cost.

Throughout the process, we develop and apply high-impact technologies and commercial strategies that further improve performance and lower investment costs, and we deploy world-class project execution capabilities that deliver on these expectations.

Over time, this approach enhances our portfolio, increasing the overall financial returns and profitability of the Upstream business.

Once we decide to invest, we implement fit-for-purpose designs that optimize development scope and maximize resource value.

Our development planning and project management teams draw from experience across different types of developments, operating climates, and political structures. Potential risks are identified and mitigation plans are developed.

Where appropriate, similar projects are developed in phases in order to capture learning curve benefits from similar engineering designs, execution planning, and construction activities. Good examples of this approach are the Arkutun-Dagi and Hebron gravity-based structures, or GBS’s, that you see in the photos. These projects were sequenced to transfer learnings from one to the other. Both are designed to withstand the effects of harsh winter conditions.

At the same time, developments are also customized where appropriate to maximize value. Innovative technologies and techniques are applied to reduce costs and improve execution efficiency.

For example, extended reach drilling and innovative completion technology is utilized to improve profitability at Arkutun-Dagi; whereas Hebron’s oil separation and processing systems are designed to improve both reliability and minimize facilities, reducing overall costs.

Where possible, existing infrastructure is utilized.

The objective of development optimization is to take an already attractive project concept, make it better, and deliver even greater value.

This development expertise is complemented by our industry-leading project execution. The graph shows ExxonMobil’s advantage in project management, both in terms of schedule and cost performance relative to projects operated by others where we have a participating interest.

Cumulative project management experience, engineering expertise, and effective contractor interfaces deliver exceptional cost and scheduled performance.

We complete comparable projects more timely and at a lower cost than our competitors. Each project that we execute is reappraised for performance, and learnings are incorporated into future project planning, design, and execution, further strengthening our capabilities and using every project as a learning experience.

Since 2012, ExxonMobil has started up 22 major projects, adding more than 940,000 oil-equivalent barrels per day of working interest capacity, and 6 of those start-ups occurred in 2015. We are on track to deliver an additional 10 start-ups by the end of 2017.

Let me comment on the recent startups.

2015 project startups added 300,000 oil-equivalent barrels per day of working interest capacity.

In West Africa deepwater, we added 70,000 oil-equivalent barrels per day of working interest capacity with 2 capital-efficient projects that leveraged the existing infrastructure: the Erha North Phase 2 project in Nigeria, and Kizomba Satellites Phase 2 project in Angola. Both started up ahead of schedule and below budget.

The Kearl expansion project started up five months ahead of schedule. The project incorporated learnings from the initial development phase and doubled Kearl’s production capacity to 220,000 barrels per day.

In Indonesia, the Banyu Urip project added 75,000 oil-equivalent barrels per day of working interest capacity. Production is expected to ramp up to full capacity by mid-year this year.

Moving to 2016 and 2017 project start-ups, we expect to complete 10 projects this year and next, adding about 450,000 oil-equivalent barrels per day of working interest capacity.

In Australia, the Gorgon Jansz LNG project is expected to start-up in the near future.

Offshore Gulf of Mexico, Julia is a capital-efficient deepwater project. Phase 1 is expected to start-up mid-2016 and add in excess of 30,000 barrels per day of gross production capacity. Sub-sea wells tie back to an existing production facility, avoiding the cost of new infrastructure.

ExxonMobil is supporting the North Caspian Operating Company to complete pipeline replacements at the Kashagan Project in Kazakhstan. Pipeline installation is well-advanced, and we anticipate production to restart in the fourth quarter of this year.

The Hebron project in Eastern Canada is expected to recover over 700 million gross barrels of oil. Construction is 77% complete, and start-up is anticipated by the end of next year.

Now let’s take a closer look at Odoptu Stage 2, offshore Sakhalin Island, and Upper Zakum, offshore Abu Dhabi.

Odoptu Stage 2 is a phased expansion of the existing Odoptu development on Sakhalin Island in the Russian Far East.

The project will add 55,000 barrels per day of gross production capacity while developing an incremental 290 million barrels of oil, more than doubling the total recovery from Odoptu to almost 500 million barrels.

27 world-class, extended-reach wells will be drilled from the shoreline to reduce costs and minimize the environmental footprint, eliminating offshore drilling in a sensitive area. Six wells will exceed eight miles in length. Well designs incorporate intelligent completion technology to enhance reservoir management and to maximize recovery.

We are expanding production facilities and adding new well sites to the south of the existing site. Early gas injection was initiated in February of last year, ahead of schedule, supporting an oil production increase of 30,000 barrels per day. Construction is progressing, and start-up of the northern well site expansion is expected in 2017.

The Upper Zakum field, located offshore Abu Dhabi, is the world’s second largest offshore oilfield. Upper Zakum 750 comprises four artificial islands with 173 wells and processing facilities. The artificial island concept is saving billions of dollars in development costs by dramatically reducing the development footprint.

Island construction is complete, drilling is progressing, and gross production has increased from 560,000 to over 660,000 barrels per day. The production rate will reach 750,000 barrels per day and be sustained for 25 years.

Beyond this, we are evaluating an opportunity to expand the capacity to more than 1 million barrels per day.

ExxonMobil is advancing attractive next-generation opportunities across our diverse resource base to grow the long-term value. These opportunities are at varying stages of readiness, ranging from ready to drill, to engineering design, to concept selection. Timing of investments will be consistent with our objective to maximize the value of each of these opportunities.

We have an inventory of over 50,000 U.S. unconventional drill well locations. This inventory has a significant degree of development timing flexibility, and we will progress drilling at a pace supported by market conditions. Net production could grow to an incremental 1 million net oil-equivalent barrels per day.

Design and concept selection of several conventional and deepwater opportunities are progressing in a number of locations.

Our globally diverse LNG opportunities could add up to 300,000 net oil-equivalent barrels of production, and will be progressed on a timeline consistent with market demand.

And lastly, we are evaluating plans to develop up to 7 billion net barrels of heavy oil. We are deploying technology that will enhance profitability of these large resources. We recently completed a technology pilot that improves in situ recovery by adding solvent to steam-assisted gravity drainage, or SAGD. This new technology has the potential to increase both oil recovery and profitability while providing environmental benefits.

By 2030, these opportunities collectively could contribute a total of 2.4 million oil-equivalent barrels of net production.

Turning to our exploration portfolio… As shown on the map, we are pursuing a diverse set of high-quality resource opportunities to selectively add to our resource base. We hold more than 110 million net acres – from underexplored regions with higher-risk, higher-reward potential to more established low-risk basins close to the existing infrastructure. We recently captured 10 new opportunities covering over 2 million net acres, gaining exposure to multiple plays in established areas and in emerging basins.

The yellow stars mark the 8 discoveries we made in 2015. We added 1.4 billion net oil-equivalent barrels to our resource base, including the Liza exploration well offshore Guyana, which was the industry’s largest oil discovery last year. Additional resource was added in Iraq, Nigeria, Romania, Australia and onshore North America.

While our aperture is wide open, we are highly selective in what we pursue. Exploration activity is focused on two themes.

The first is exploring near some of our most profitable areas such as in Papua New Guinea, West Africa, the Gulf of Mexico, and offshore Newfoundland, where discoveries can be tied back to existing infrastructure.

ExxonMobil has recently made significant discoveries in these areas. We have acquired additional seismic data and are using our knowledge of the regional geology, existing infrastructure, and established relationships to further enhance our position.

The second focus area is exploring in new areas with potential high-resource density such as Guyana, Uruguay, Cote d’Ivoire, and South Africa, as shown by the blue dots. These areas carry moderately higher risk but much higher potential.

Guyana is an example of a new area with large resource potential. We recently acquired an operating interest in the Canje block, adjacent to our existing Stabroek block. This brings our total position to 8.1 million gross acres. To put this in perspective, this is the equivalent of 1,400 Gulf of Mexico blocks.

We have nearly completed acquisition of our largest-ever 3-D seismic survey across the area, and we have initiated a multi-well exploration and appraisal drilling campaign with the spud of the Liza-2 well last month. The data for the discovery well and 3-D seismic is being evaluated to assess development and commercial alternatives.

In summary, we are well positioned to enhance the value of our Upstream business. The focus on operational excellence is resulting in improved recovery and profitability from our producing assets.

We maintain flexibility in the portfolio to respond to changing market conditions with many quality opportunities both near- and long-term. Revisiting the opportunity plot on the left, we are selectively converting the resource base into new producing assets that are accretive to the portfolio.

Additionally, we are pursuing new opportunities through acquisitions and selective exploration that have the potential to be even more profitable. These are represented by the blue circles on the chart. Across the Upstream business, we continue to apply high-impact technologies to reduce exploration risk and increase the profitability of our new developments.

This time-tested approach delivers industry-leading returns on capital deployed and will enable us to grow cash flow through the cycle.

Now let’s take a look at the Downstream and Chemical businesses, where we feel we have a very strong portfolio of advantaged assets that we can continue to enhance and selectively invest in and that will be robust across the business cycle as well.

The photo that you see is the recently completed specialty elastomers project at our Kemya joint venture facility in Saudi Arabia. The facility builds on an already existing world-scale commodity asset, which benefits from lower feedstock and energy costs to help meet growing demand for premium synthetic rubbers.

At ExxonMobil, we have long held the view that there’s significant value to be captured from a diversified, integrated business that is robust to industry cycles. Our focus on competitively advantaged value chains has resulted in Downstream and Chemical businesses that are the most profitable in the industry.

ExxonMobil is one of the world’s largest refiners and manufacturers of lube basestocks, a leading marketer of fuels and finished lubricants, and one of the largest chemical companies in the world, producing both commodity and specialty chemicals.

We approach all of our businesses with an unrelenting focus on operations integrity and efficiency. We optimize our integrated businesses across the entire value chain.

Through investments in technology, including leading-edge manufacturing processes, the development of high-performance products, and innovative customer offerings, we have grown higher-value product sales and enhanced our portfolio of world-class brands.

Ultimately, the value of our approach is best measured by the return on capital employed. As you can see, our Downstream and Chemical segments have a return on capital employed that outperforms the industry across the business cycle.

During the last five years the Downstream and Chemical portfolios generated $52 billion of earnings, nearly 2 times that of our nearest competitor. These businesses are resilient over a range of commodity prices and they play an important countercyclical role in contributing to the Corporation’s financial commitments. In today’s low price environment, they generate solid cash flow and support investments across all our portfolios.

Underpinning the success of our Downstream and Chemical businesses are proven strategies that maximize the integrated value of the fuels, lubes, and chemicals value chains.

We underpin our success with an unwavering focus on operational excellence and increased efficiency. At our large, integrated manufacturing platforms, we are pursuing efficiencies enabled by shared site resources, interconnected facilities, and harmonized operating practices.

We continually expand feedstock flexibility and the production of higher-value refining and chemical products, both of which are enabled by integrated facilities and shared technology platforms.

We leverage strategic midstream assets, such as pipelines, terminals, and lubricant blending plants, to access advantaged feedstocks and to expand our product outlets.

And finally, integrated business teams work together to optimize the marketing channels of fuels, lubes, and chemical products around the world.

In line with this strategy, we are selectively investing in projects and marketing programs that help drive advantaged returns.

I will be discussing these investments shortly, but first let me provide an overview of our integrated manufacturing platform.

You will notice from the points on the map that we have manufacturing assets in all major regions of the world, supporting the marketing of our products in more than 130 countries.

Our scale, integration, and balanced portfolio of assets in refining, lubricants, and chemicals provide opportunities to capture the highest value for each molecule while driving operating efficiency.

These integrated manufacturing facilities form the foundation of our competitive advantage, allowing us to better serve our customers and outperform our competitors.

Let me provide a little more detail.

In the Downstream, we gain significant advantages through cost-efficient operations and feedstock flexibility.

We leverage the size and scale of our sites – which are 70% larger than the industry average – integration, and reliable operations to run our refineries at an industry-leading cost efficiency. We rigorously benchmark our assets both internally, against ourselves, and externally, and develop plans to achieve best-in-class operations.

As shown in the chart, ExxonMobil’s refining cash operating costs are 15% below the industry average. We are achieving first quartile industry performance across the cycle, delivering an advantage of around $1.5 billion in annual cost savings.

Additionally, we leverage selective investments in leading-edge technology to lower raw material costs by increasing the ability to process advantaged feeds. Against the backdrop of unconventional liquids growth in North America, we have increased the capability to process domestic crude, both light and our equity production of heavy barrels from Kearl. That increase represents a 70% improvement over the last five years.

We have also made investments in midstream assets such as the joint-venture rail terminal in Edmonton to transport Canadian crude to our Gulf Coast and mid-continent refineries. We are pursuing additional opportunities to increase access to the market and debottleneck facilities to further optimize our feed slate and lower our raw material cost.

While low operating costs are essential in a commodity business, we go beyond cost to differentiate ourselves from competition.

Production of higher-value products – such as premium distillates, lube basestocks, and chemical feedstocks – is needed to further enhance profitability.

This has been a focus area for many years now. Leading-edge process and catalyst technology have supported site optimizations and capital-efficient investments to increase our yield of high-value products by more than 60%, as shown on the chart.

Since 2006, we have used proprietary technology to double our production of premium distillates, including ultra-low sulfur diesel, and expanded production of high-performance lube basestocks. We have also increased our blending capacity for finished lubricants by 8% over the past few years.

And we gained value by upgrading lower-value molecules and chemical feedstocks. With completion of projects that are currently funded, production of high-value products is expected to increase an additional 10% over the next few years.

The final step in maximizing the value of our Downstream business is making sure we get products to the market through the highest-value channels in a cost-efficient manner. Here, we leverage our global marketing organization to expand the market position of world-renowned fuels and lubricant brands, such as Esso, Exxon, Mobil and Mobil 1.

Our broad product offering is underpinned by quality and reliability, along with technology development and support, which enables us to bring new high-performance products to market and further grow our brands.

A good example is our leading synthetic lubricants business, which includes products such as Mobil 1, Mobil Delvac 1 and Mobil SHC. Over the past decade, we have more than doubled sales of synthetic lubricants, further strengthening our leadership in this growing, high-value segment.

Within the fuels value chain, we have increased branded retail sales volumes and expanded our network to more than 20,000 Exxon, Mobil, and Esso branded stations.

Across fuels and lubricants, we are expanding sales networks and reducing complexity to efficiently capture market value while lowering operational risk and required capital. We are also focused on innovative brand marketing and technology programs to deliver a superior customer offer.

Next, let me highlight our premier Chemical business.

Our Chemical company has a long history of capturing advantages from flexibility to run lower-cost feedstock.

Chemical facilities are highly integrated with our refineries around the world and have access to attractive Upstream feedstocks, such as ethane.

As shown by the chart, we have increased the volumes of low-cost ethane processed by our steam crackers in the United States. Our facilities produce a higher percentage of ethylene from ethane than the industry average.

Around the world, we have designed our plants with proprietary technology to run a wide range of feedstocks. We optimize production runs in response to a variety of factors such as feed pricing and product demand. Additionally, we have the flexibility in our manufacturing processes to crack both liquids and gas feeds as the advantage shifts from time to time. As a result, we are processing nearly 30% more advantaged feed than the industry average.

ExxonMobil captures additional value by leveraging our high-volume commodity capacity as a base platform to support specialty manufacturing growth.

Next, let me tell you what we are doing to expand our chemical product portfolio.

Middle class growth is driving increased demand for chemical products to serve large markets such as packaging, automotive, consumer goods, and construction.

As can be seen by the green and the blue lines on the chart, global chemical demand has grown faster than the global economy at 4% per year over the past decade. Most of this growth has come from emerging economies, and we expect these demand trends will continue well into the next decade.

To capture this growth, we have expanded our capacity with a focus on the higher-value premium and specialty products. One such example is our metallocene-based products, from polyethylene film used in plastic packaging, to specialty elastomers used in automobiles, to synthetic basestocks, which are important in lubricants.

As shown by the red line on the chart, we have tripled our sales of metallocene-based products over the past decade. These products are growing faster than commodity chemicals and have higher margins due to their performance and sustainability advantages.

With our global supply-chain capabilities, world-class technology centers, and commercial resources around the world, we are well-positioned to serve growth markets in the Asia Pacific and Latin America regions.

To grow the value of our Downstream and Chemical businesses, we are progressing a diverse portfolio of attractive investments. Consistent with our strategy, these investments capitalize on several value chain opportunities, which include increasing feedstock and logistics flexibility.

In Baton Rouge, Louisiana, we are increasing sour crude oil processing capability by expanding sulfur handling capacity by 40%. The site is also implementing multiple lower-cost debottleneck opportunities to improve access to advantaged North American crude.

At our refinery in Beaumont, Texas, we are leveraging connectivity to multiple domestic pipelines and expanding capacity to run attractive light crude oils by 20,000 barrels per day.

In Chemicals, we are constructing a multibillion-dollar ethane steam cracker and associated polyethylene facilities in Texas to capitalize on the lower-cost North American feedstock. It is designed to be one of the world’s most competitive grassroots petrochemicals projects through its scale, integration with existing manufacturing facilities, and the production of premium metallocene polyethylene.

Now, I will cover investments focused on upgrading molecules into higher-value products, which are largely at our integrated refineries in Europe.

The longer-term industry fundamentals of European refining are expected to be challenging due to the excess refining capacity. However, at the same time, the European market lacks sufficient capacity to convert fuel oil into cleaner fuels such as low-sulfur diesel.

As a result, we are selectively investing in our largest, low-cost refineries in Europe to strengthen their competitive position.

As mentioned earlier, at the Antwerp refinery in Belgium, we are constructing a 50,000 barrel per day delayed coker. The new facility will upgrade bunker fuel oil currently produced at our Northern European refining circuit into higher-value, ultra-low sulfur diesel.

At the Rotterdam refinery in the Netherlands, we are expanding the hydrocracker unit to upgrade lower-value hydrocarbons into premium lube basestocks and ultra-low sulfur diesel. The project will utilize proprietary technology, and ExxonMobil will be the first large-scale producer of Group II basestocks in Europe.

We are leveraging our integration with Chemical manufacturing at our Fawley Refinery in the United Kingdom and our Singapore refinery. At these sites, we are debottlenecking existing units to upgrade refinery distillate streams into higher-value chemical intermediate streams.

All of these attractive projects will further improve the competitive position of our Downstream and Chemical assets.

And finally, we are making selective investments across our lubes and chemical value chains to grow specialty products.

As I mentioned earlier, with our Saudi joint venture partners, we are currently commissioning a specialty elastomers facility to produce synthetic rubbers, polyolefin elastomers, and carbon black to serve the auto industry.

In Singapore, we are expanding finished lubricant manufacturing capacity to support growing sales of our industry-leading synthetic lubricant product, Mobil 1. Also in Singapore, construction is underway to capture added value from a recent steam cracker expansion. We will produce premium synthetic rubber for the growing tire market and premium resins for adhesive applications.

These investments will strengthen ExxonMobil’s leading global position in high-growth products.

In closing, our balanced portfolio of assets and brands, business integration, and technology leadership, coupled with a relentless focus on business fundamentals, position our Downstream and Chemical businesses to deliver superior results when the cycle turns the other way.

We will continue to drive improvements in operating efficiency, advantaged feeds, and logistics flexibility to further reduce manufacturing cost. We will also grow production of higher-value products to further increase margins.

Selective investments in advantaged products across our fuels, lubricants, and chemical value chains will position us to capture profitable growth and increase shareholder returns.

As highlighted by the current industry environment, these businesses are resilient to lower commodity prices and continue to generate solid cash flow, allowing us to deliver on our commitments through the cycle.

Let me leave you with just a few final thoughts to recap what we’ve talked about today. Regardless of the business environment, we maintain a relentless focus on the fundamentals – those factors that we control.

Our integrated business model remains resilient through the commodity price cycle, providing the cash flow and the financial strength to continue a disciplined and paced investment approach focused on creating value while maintaining our commitment to a reliable and growing dividend.

In short, we are structurally resilient with sustainable competitive advantages, and we are well-positioned to create long-term shareholder value.

At this time, we are going to take a 15 to 20 minute break before we set up for the Q&A, and I will have the Management Committee join me, and we look forward to your questions at that time. Thank you.

Question and Answer

Welcome back everyone. We look forward to having about an hour to take your questions. Before we start, let me make sure you know who is sitting up here.

This is the Management Committee of Exxon Mobil Corporation. So this is my team of folks that help us manage the Corporation’s affairs and handle the direct contacts with all the business lines that I was talking about today, as well as all the support functions that it takes for us to deliver on the results and the commitments we have.

Over here to this side, Mark Albers. Mark is a Senior Vice President of the Upstream, and has responsibility for the Exploration and the Development Companies. Andy Swiger is a Senior Vice President, and has responsibility for Gas and Power Marketing, but he also serves as our Principal Financial Officer.

Darren Woods, President of the Corporation. Darren maintains direct contact responsibility for the refining business. He also has a portion of the research organizations. He has an important support function called the Global Services Company, which has been in existence since the merger, and a significant part of the organization that handles things like procurement, IT, real estate, and environmental remediation.

Jack Williams is a Senior Vice President, and has responsibility for the Production Company, XTO, and a portion of the research organization. On the end, Mike Dolan. Mike is a Senior Vice President, and has responsibility for the Chemical Company and the Downstream Fuels and Lubricants Marketing organization.

So this is the team and, as you saw, I was drinking more water this year than normal. I guess it’s a sign of getting old, because I can’t make it without sipping some water. So I’m going to hopefully direct traffic. But we welcome your questions, and I’m going to hopefully give you a chance to hear from some of these folks as well.

Question 1

On the production numbers, you have moved away from the 4.3 MOEBD 2017 numbers you had before to a range, can you talk about what happens to the mix? You used to talk about liquids and liquids-linked increasing, while gas is declining in the U.S., underlying decline rates, and just some of the moving parts in there.

You dedicated one slide to Guyana but didn’t give a lot of detail. The government is on record saying that they believe this is at least a 700 million barrel discovery and a play opener, but as I understand it, they were using sort of industry-standard recovery factors. Your partner is suggesting the recovery is significantly better. I am wondering what you know, about rock quality and so on, and if you can give some scale, some perspective on plans, and ultimately what you see behind your decision to do the largest seismic in the Company’s history?

Rex Tillerson (Chairman and CEO)

On the production mix, I would like to let Jack speak to that. But you are correct that generally, as you’ve seen for some time, in the gas volumes, we’ve let those decline just because of weak market conditions and oil. If you look at the project mix, you can see it’s very heavily liquids-weighted.

Jack Williams (Senior Vice President)

Yes. I would say from the base and the work program standpoint, much the same. There’s nowhere that we are really ramping up hard on gas volumes. Certainly in the U.S., we are letting gas volumes decline. I would say it’s going to gradually change to a little more oily mix, but I wouldn’t say it would be significant over the next several years. The overall production mix will gradually get a little oilier over that time period, with gas falling off just a tad and oil probably growing a bit.

Rex Tillerson (Chairman and CEO)

On Guyana, as you know, it is our culture, we never try to get out in front of what we are confident saying, which is why you didn’t see more in my presentation.

Mark Albers (Senior Vice President)

Yes, certainly very, very pleased with the initial discovery. Very significant resource.

As you think about the size of what it could be, you have to remember, we’ve got a 10 5/8-inch hole in the middle of 6.6 million acres. So where the resource could go obviously has got a lot of directions, which is why it is so important to get this first well down; we will sidetrack it to really get sort of two appraisals of the resource; test it, which is going to be very important.

But beautiful looking log, high-quality sand, high-quality oil. Very excited about it, but obviously have to do our appraisal to see: what’s the best way to develop it? How large is it? So stay tuned. We will drill this well and then three more. At least two of those next three wells will be exploration wells. There may be a third appraisal, again, just depending on what we see.

Rex Tillerson (Chairman and CEO)

It is a huge area. Lots of prospecting. That is why you are seeing a very active program planned for this year. The only other thing I would tell you is there are really two kinds of plays we are working with there, which makes it really exciting. So it’s quite interesting.

Question 2

Rex, during the past decade, the super majors have struggled to grow, and, when they did grow, it often came at the expense of returns, valuation, and higher financial leverage. ExxonMobil has performed in superior fashion, you’ve done a lot better than the peers; and the model is clearly time-tested, which I think you demonstrated today. When you consider these broader outcomes, how does the Company think about the future balance between growth and returns? Is there need for an adjustment there? Also, how do changes in industry structure during the past decade or so play into your strategic thinking. That is, when do you consider them to be an important part of the equation when you’re thinking about the future?

Rex Tillerson (Chairman and CEO)

Well, as we have said many times, in terms of growth, whether it is volume growth, reserve growth, or market share growth, our approach to the business has never changed. We really are trying to undertake the most attractive opportunities that we see, thinking about them in terms of 30 years. Are we going to be happy with this over the next three decades? Not, are we going to be happy with it over the next three or four years?

So all of the pieces that have been put in place, even those that have characteristics that would appear to be short-term in nature; such as our North American unconventional position. The whole strategy behind the acquisition of XTO was to get ourselves in a position to participate in what we realized was going to be an emerging, important new resource base for the world. I would not try to lead you to believe that we knew what was going to happen, because we did not. It has exceeded anything we could have imagined.

But I am very, very glad that we had the organizational capacity to participate in that evolving and emerging new resource area the way we have been able to participate. We would not have been able to do that but for that earlier strategic decision.

So even that decision, while the characteristics of their activity and their decisions on a day-to-day basis are fairly short-term, our decisions on how we are approaching that are with a 30 to 40 year time horizon in mind. It is the reason we don’t get overly excited about what’s going on in any given quarter or any given year. Rather, how are we going to get the value for the shareholder over the next 30 years.

So nothing has changed, fundamentally, about our approach in terms of trying to achieve growth for growth’s sake. That is why we took a lot of grief and commentary when volumes did not grow, or when the volumes went down 100,000 barrels a day instead of going up 100,000 barrels a day.

I think if you had us all take our shirts off, you would find we have pretty thick skin. So it does not bother us. We are unpersuaded by any of that. We know that it’s all about – I’ve got $1 of the shareholders’ money, what can I do with that so they would be proud, and they would say, “that was a good investment,” and thank you, and that it is supplying the dividends for the future. It is supplying the capability to replace what is depleting, because we are in a depletion business.

I think one of the things that seems to be lost on people is just staying flat when you are running a depleting business is quite an accomplishment. We invested something like $190 billion from the 10-year period prior to 2015. $190 billion is more than half our current market cap over the last five years.

So people say, well, you’re not growing. That just tells you how hard it is to hold your own in a depleting business. It’s the nature of what we do. We all understand that. What we are really trying to do is just deliver best value, and nothing has changed about that.

Question 3

Rex, on the question on industry structure, it is always changing, but is it more difficult now for you guys to execute than it has been in the past? And, if so, what do you do about it? Or is this just another phase?

Rex Tillerson (Chairman and CEO)

No. Quite frankly, I think we are finding it easier to execute now because of a couple of things. It really is a maturing of the global functional organization and the maturing of our organizational processes. I know I kind of sound like a broken record droning on about the integration, and how we get value out of that integration.

Our organization is getting so much better every day at learning from each other and realizing there’s a guy in the downstream that all of a sudden realizes there’s something of value to him over in the fuels marketing organization, and he goes and gets it. We are really on the front end of what I think is yet another step-change in our organizational capacity to accomplish work more efficiently, first, but to accomplish work and create more value from how we do that.

So I would say this current environment actually plays to our strengths. Over the past decade, what has changed – it started with the merger, the recognition at that stage of where energy supply and development was and that we were into a period of globalization. We were into a period of massively complicated projects and massively complicated geopolitics, and we had to get organized to deal with that, and that was the genesis of a global functional structure.

Then with the emerging North America opportunities, we had to adjust to that. How did we do it? We went out and made the acquisition.

So we constantly are self-assessing; are we positioned for the world we are in, not just today, but where it’s going. That’s geopolitical, it’s resource-driven; it’s driven by a lot of things. We are never standing still. We are constantly evolving internally.

And we do it quietly on purpose, because we think a lot of what we do has an enormous competitive advantage. Even if people figure it out, for whatever reason, they don’t do it. I think part of it is it takes a lot of courage to do these things and a lot of trust in your people.

Question 4

Most of your integrated peers have an explicit divestiture target, while you do not. I’m curious if you have a bias in one direction to sell assets, or maybe take advantage of an awful lot of assets coming to market?

And then, secondly, if you could revisit the mix, the liquids gas mix, it seems like in your long-term outlook, you are fairly constructive on gas. I didn’t know how impactful that is in your project sanctioning process or potential opportunities moving forward. Thanks.

Rex Tillerson (Chairman and CEO)

Well, on asset management, the sale of assets, no, we do not set a target. We don’t go into the year in the strategic plan with a target. The only thing that is in our plan is if we got an asset sale with an SPA. So we build it in, then it will close. That has been fundamental to our business for the last 20 years at least. I tried to lay that out in that chart, that we view, and our line organization understands we view, that constantly looking at the portfolio of assets; and challenging themselves – are we getting the best value for this asset? It belongs to the shareholder. And if from time to time we need to go test the market to convince ourselves that we are going to get more value out of keeping it than we are selling it, otherwise we are not doing our job.

So it is just a base part of our business. We have parts of the organization in all the business lines where that is their charge. They are constantly engaged with the marketplace to understand where something may have value. We will make strategic divestments as we are changing the business itself. So I would say we undertook a fairly comprehensive strategic assessment of our refining assets about five, six years ago, and concluded that we got a lot of assets that are not going to compete in the future.

We looked at them, said, well, could we invest in them? Could we change something about the logistics? Could we make them or put them in a position where they will deliver the value? And we did an assessment.

Then we went out to the market and said, well, how would someone else value this? And so, for a lot of other people’s strategic reasons, we sold. We were able to sell a lot of refineries and a lot of logistical assets that went with them, terminals, and some pipelines, and things like that. When we looked at it, we said, that was great value for us. Because then we take the human talent that was working on trying to make that better, and we put them on things that deliver higher value and redeploy it.

So we don’t issue a target, because we never have run the business that way. We view it as a part of the base business, and I think not getting yourself in a position where you have to sell something. We’ve never put ourselves in a position where we had to sell something, and, on the flipside of acquisitions, nor have we ever tried to get ourselves in a position where we had to buy something.

So it is always with a view that this has got a long-term outcome to it that we are trying to achieve. So you won’t ever see us announcing that we have a divestment target. Why others do it – you’ll have to ask them. I think it’s foolish. You are signaling the market, I think you are destroying value when you do that. But it’s their business. They get to run it how they want to.

On the mix itself, if you look at the portfolio of projects, we have got a lot to choose from, and each of those will compete. And whether it’s a gas development that’s going to put natural gas capacity into the marketplace, or whether it’s a liquids or crude oil, we are agnostic. What’s the return? What are we going to get? What’s the value that’s created? I don’t care if it’s a gas molecule or a crude oil molecule. It doesn’t matter to me.

The only thing that matters to me is how much money do we make at the end of the day? Because that’s what’s important, how do we take those molecules and convert them to something of value? They are all carbon molecules, some of them happen to be in a gas form; some of them happen to be in a liquid form. We are in the conversion business. Take a molecule from its site of origin and convert it to something the consumer wants and get some value.

Question 5

At the corporate level, as we think about an ultimate oil price recovery, your capex, the recent debt issuance, and then share repurchases, can you give us kind of an order of how we should think about where you deploy free cash in 2018 through 2020, 2022?

Rex Tillerson (Chairman and CEO)

Well, I take a view that we generate cash, and we have a couple of choices. We either invest it or we give it back to the shareholder.

So what we have always endeavored to do is to be reliable with the dividend, and we’ve been pretty predictable. 33 years now we’ve been very predictable. The level of change will be tuned to our capacity to deliver back to the shareholder, then look at our investment programs. If we need to borrow to invest, we’ll do that, because if I’m borrowing money at rates that we got yesterday, and if I can’t generate a return multiples of that, then somehow I have messed this thing up.

The way I view the borrowing is we are really borrowing because we’ve got opportunities to put that money to work and it’s low cost.

So your question of priority is: yes, the dividend is a high priority, because it’s part of why we are important to long-term shareholders. You’ve heard me say many times, we are not for the short term shareholder, necessarily. That’s not what we build the business around. It’s not how we run the business.

We run the business for people that are going to own these shares a very long time, that we hope the shares are in the trust that they leave their children and their grandchildren. Whenever we run into challenges and I have to think about how am I going to pay the dividend? I think about those people.

And so we are going to pay that dividend. That’s why we are important to people. We will borrow to invest. These projects have returns that are multiples over our borrowing costs. So that’s the way I view the borrowing, is we’re going to put the money to work. I’m not going to borrow to write a check to somebody.

Question 6

In the unconventionals, you had the 200,000 barrel equivalent potential growth to 2018 depending on price, and then longer-term, if I understood correctly, the 600,000 to 1 million barrels equivalent of production. Is that all within that $40 to $80 price range that you put on the other charts, or is that an ultimate recovery over 15 years, not necessarily price dependent? I was just curious what makes the toggle of 200,000 and then ultimately the 600,000 to 1 million.

Jack Williams (Senior Vice President)

First of all, on the couple hundred thousand barrels a day extra in 2018, that’s largely Bakken and Permian and clearly makes sense at $40 a barrel. As you look longer-term, that 50,000 drill inventory over 2018 to 2030, a lot of that is actually gas.

So we still have a lot of liquid inventory. That looks more attractive to us right now, and that looks good in the current environment. The gas environment is less attractive to us today for investment than oil. So we are going to focus on that. But we have a lot of gas prospects in the U.S. that we can add on at later stages as the market matures and looks a little better for us.

Question 7

My first question is just around the capital budget outlook. You gave a wide range of outcomes for cash flow from operations, obviously based on the oil price. As we look at 2016/2017, you gave a fairly fixed number for the capital budget, with Upstream looking pretty flat. I was trying to think about this Upstream guidance, and as these major capital projects roll off in 2016/2017, maybe you could just talk about the degree of flexibility there, where that reinvested capital is going, given that the outlook is basically to keep production flat?

Rex Tillerson (Chairman and CEO)

Well, again, just to reemphasize, the volumes will be what the volumes are. We don’t have an objective to keep production flat.

As you look at the forward capex, the number we set this year, all of the decrease is in the Upstream. It is a reflection of coming off some very high levels of investment in the last few years to execute some very large projects which are nearing completion. We reviewed those that are going to be starting up.

So we’ve got a rundown in capital spending on major projects that as has been noted by many. We did not take decisions on a significant number of new major projects. A lot of that has to do with partners, because in all of these projects we have partners and we don’t decide alone the pace with which we will move these next large multibillion-dollar developments along. A lot of that depends on our partners as well.

But there has been, a bit of a pause appropriately so on the next wave of major multibillion-dollar, multiple year type projects to make final investment decisions on. It doesn’t mean there’s not a lot of work going on, because a lot of work is going on to go back, relook at engineering designs, relook at contracting strategies, retest the market on have we got the best contracting approach. So taking a pause is really a prudent thing to do.

So if you looked at Chemical, their spending is about flat. Refining is actually up 10% in capital spending this year. Then going forward, Chemical comes down. That’s just their big projects rolling down. Refining is about flat next year. And so the down is, again, further rundown in major Upstream projects.

The level of spending for the unconventional portfolio, we’ll just set that Vernier dial based on what the market is telling us. I commented to someone during the break, I don’t know why we push a rope on these things.

We shared some data with you in terms of their economic attractiveness. They work at this price. They are not stellar, it’s going to be very low double-digit return kind of stuff, which we don’t really have to do. We are holding acreage. It’s not going away.

So we’ll maintain a level of activity that is sufficient to hold acreage and sufficient to continue that steep learning curve, because we’re getting a lot of value out of the work activity itself. It will be Upstream where we will swing, and it will be dictated by the market.

And the next big projects that are to be sanctioned will come around when the work’s been completed. So we didn’t talk a lot about new project sanctions. We mentioned some big projects that are in that stage of relooking at the cost. The Tengiz expansion is a good example. As you know, our operator there, they will control a lot of the timing of that as well. But we are very supportive of what they are doing.

Question 8

Exxon is obviously a free cash flow today story, and a lot of these U.S. E&Ps are kind of free cash flow tomorrow stories. So when we think about that dynamic, how does that play into your thinking around M&A in particular in the U.S.? Because if you were to issue Treasury stock to acquire these assets, it could be dilutive to your free cash flow per share.

Rex Tillerson (Chairman and CEO)

You are correct.

Question 9

A hypothetical question: it’s 2017, and the sanctions have been removed against the Russian Federation. With oil prices, were they to be comparable to where they are now, would ExxonMobil be interested in starting up again the joint venture with Rosneft in the Barents Sea?

Rex Tillerson (Chairman and CEO)

Yes, we would. We’d be interested in getting back to work.

As you know, that strategic cooperation agreement had three programs. One was the Arctic program. One is the Black Sea deepwater program, and the other was the unconventional program in West Siberia, to look at tight oil potential.

Obviously, getting back to work, particularly in the Arctic, will take us a while, because we had to dismantle all of the capability and the infrastructure. So the first step would be to get back to re-engaging on the studies. There is an enormous amount of engineering and geoscience study work that has to be done before you are ready to take a next step out there. We are very anxious to get back to work there. It’s a really an interesting, exciting area. We are very interested to get back to work in the deepwater Black Sea. We think it’s a very prospective area as well.

We could probably get to work there faster than we could get to work in the Arctic, just because the Arctic takes so much preplanning. The Black Sea, as well, takes some, but the logistics challenges are not quite as daunting as the Arctic. Then the onshore stuff and the tight oil, we would love to help them take a look at that, but we’ll just have to wait.

They understand the situation. We understand the situation. We are going to remain in full compliance with the sanctions. I’ll tell you, we are in constant conversation with the U.S. government around ensuring that we are able to protect our rights in Russia while we have to stand still, and they’ve been very supportive of that.

So I’m thankful that they have never done anything to try and make the situation worse. In fact they’ve done things to help us hang on to the rights we have. We’ve been through sanctions in countries before, and that’s something governments have to work out. We would just like to make sure we can maintain our position, and when a new time comes, we are ready to go back to work.

Question 10

Rex, what stopped you from doing a deal, given that we are obviously in a down cycle over the past year? I think we came out of the meeting last year thinking that it would be likely that you might be looking to make acquisitions. What’s held you back? What would change to make you do a deal over the coming 12 months before we meet again? Thanks.

Rex Tillerson (Chairman and CEO)

Well, I think there’s been two things that have happened over the last year or so. First, expectations are yet to come in line on the part of sellers versus buyers and that’s a fairly common theme you hear from everyone.

But I think the other thing that’s happened is there’s been a fair amount of value destruction in the last year of some of these companies, as they have continued to access capital markets and levered up; as they’ve issued additional shares and diluted their existing shareholders down. So when we do those evaluations, and we look, on an ongoing basis to understand, how would that impact our results, is it going to be accretive, is it going to add value, or has the value been destroyed, and it’s just not there anymore?

It’s like buying a home with a big mortgage on it, and there’s not a lot of equity left there that you can build on. Then when you bring it to our consolidated results, you are pushing a big bow wave to try to get over that. It doesn’t mean we couldn’t do it. But certainly you have that tension between the value, some of the value has been destroyed, and the expectation hasn’t changed.

So it’s gotten even, I would say it’s gotten more difficult, not easier. That’s what I hear when I talk to others, and it’s what I experience when I chat from time to time with some people who I think would like to do something, but they’ve gotten themselves in a position that they can’t figure out how to explain to their shareholders now.

And so it’s a tough place that they are in. It’s tough for us when we would like to do something. You know, we would. We see there’s a lot of quality resources out there. It’s just how they’ve been encumbered.

So what we’re finding is we are spending more of our time on asset deals, because that’s still a space that people are willing to do, and they need to do, and want to do. So we are still pursuing asset deals of varying sizes at this time. We stay open to something more, but it has become more challenging for certain companies. In particular, the pure-play E&P sector, it’s become more challenging.

Question 11

You talked about how the rate of efficiency continues to amaze everyone in U.S. E&P. Do you feel that you’ve got enough, I think you and Jack mentioned, that there’s 50,000 locations. A lot of that is gas. Do you feel that you have got enough exposure to this oil theme in the U.S., or that you need to add acreage and more position, particularly in the Permian?

Could you just refer to the prices that are implied from this? Are we now looking at a structurally lower oil price because of what’s going on in efficiency? Thank you.

Rex Tillerson (Chairman and CEO)

Well, I think you have now built a position where we have the critical mass necessary, as you said and, as Jack explained, a lot of the 50,000 locations are natural gas. They are not all oil. But we have built a significant position now where we have exposure to this resource type in the global energy mix that we wanted to achieve.

Having said that, there is some really quality acreage out there that we would certainly love to be able to do something and build that position out, just because we now have developed the capabilities, the understanding, the technology, and the organizational capacity to take those molecules and convert them to a lot of value. So we have not stopped in terms of our interest in adding to those holdings, if we can get it at good value.

Question 12

Is there a structurally lower oil price?

Rex Tillerson (Chairman and CEO)

Yes, there is always a structurally lower oil price. I don’t know if you are asking, could we go down from here? Yes, we could go down from here.

I think people need to understand it is more than just about the North American piece of the supply. There’s more to why we are where we are than just here. This certainly was a triggering event, but it’s not the only reason why we are where we are.

Jack Williams (Senior Vice President)

Rex, could I make a clarifying comment real quick? I didn’t mean to imply that by 2018 our inventory in the Bakken and Permian is depleted. We can drill about 10 years at over 20 rigs a year in those plays and all that looks attractive at $40 a barrel. So we have a pretty good inventory in the Permian and the Bakken today.

Question 13

You introduced some guidance up to 2020 production and capital spending. My question is: what has changed in terms of visibility that could make it possible to exceed those numbers?

Rex Tillerson (Chairman and CEO)

Well, I don’t know if the question is the fact that we gave a little forward out to 2020, as due. We have generally always given about five years forward in these reviews. We have not been as granular with it this year, and I think not because we’re trying to suggest anything in particular other than we are in a highly uncertain environment right now.

We are very mindful of trying to meet our commitments, and we don’t want to suggest we know more about the future than we know. What we tried to give you is an understanding of the nature of our opportunities, and how they can perform in a fairly broad range of possible pricing futures.

And then we have laid out the next three years, based on everything we have got in the works, I mentioned projects are going to start-up. A lot of this future production, it’s already baked in. It’s coming on when these projects start-up.

So the swag around that, so to speak, is really just a view that, and I’ve said it many times that we can dial some things up and down pretty quickly to deliver volumes in another year out. It takes about a year to 18 months before you would see a meaningful impact if we were to dial activity in North America up to a certain level.

Question 14

I had a couple of questions, fairly different.

The first one was to do with decline rates. So you had talked briefly last year about decline rates for your legacy assets. You said around 2% to 3%. I know that the capital expenditure is obviously coming off significantly. Are you also seeing an increase in these legacy decline rates?

The second question has to do with your LNG portfolio. There are a variety of different opportunities that you have that are at the early stages for LNG development. Could you maybe give more color as to what the timeline might look like? Because you said earlier that it had to do with the LNG demand picture becoming more clear.

Jack Williams (Senior Vice President)

I would say that our decline rate really hasn’t changed over the last year since we had guidance last time. It does imply some optimization that goes along with our base, that I think we are doing actually a better job of today with a little more focus on it. But we have a mix of long-plateau assets and some of the unconventional. When you kind of combine that portfolio, I think that’s still an apt description of where we are in terms of base decline.

Andy Swiger (Principal Financial Officer and Senior Vice President)

On the LNG portfolio I think you are quite right that we have a large number of projects at a very wide spread in terms of maturity. Some are quite mature, getting ready to go. We’d like to see the costs worked on very hard in the time between now and when we get to an FID. There’s some in the engineering stages, where we have a lot to do and there are some that are at concept selection.

The comment on letting the market dictate probably has to do more with our philosophy, which has been about ensuring for these big, long capital investments, these big, long-cycle projects, that we are able to have a confidence through contracting of where the molecules are going to go, particularly in the sort of environment we face in the near-term.

We have always been about long-term contracting for these projects, and that’s what we are out in the market doing. And we’re having some success on that. We’re obviously very quiet about it. You will see some things from time to time, perhaps in the near-term, perhaps not, and so forth.

But getting the contracting in place, making sure we know where the molecules are going to be burned, and have the confidence that that’s going to underpin the project will exert some control over the FID decisions. But it’s also about taking the time to do all the work to get in the best possible position, including costs and regulatory approvals, coupling it with that contracting to ultimately make the decision on when we pull the trigger on those.

Question 15

Rex, just to follow up on two points you made: on M&A, focusing on the assets at this time, and given that the E&P space is so different than when you did the mega Mobil deal, could you envision Exxon painstakingly, over the next few years, just going through Chapter 11 reorganizations, and buying assets, and incrementally doing that for several years?

Rex Tillerson (Chairman and CEO)

Well, we are going to have to wait, I guess, it’s kind of the answer to the earlier question about why nothing has happened and my comments about what’s happened with valuations. I think that may be the situation we are in, where we are just going to have to wait for some of these assets to come out of either reorganization or some other decision that companies finally take around what they want to do with the value they have.

You know, how do they want to convert that to serve their shareholders’ best interest. We are patient, there’s no rush here. With 91 billion barrels, we have plenty of things to work on. With the acreage holdings and the resource base we have in North America, it’s large; we’ve got plenty of quality things for our people to continue to work on.

So we’ll be patient, and we’ll wait. When it looks like there’s good value opportunities, then we will certainly. You can expect to see us expressing interest in those and whether we get something done or not is the nature of the deal.

But we don’t feel compelled to be in a big rush, even if the environment changes, for some of these companies it doesn’t necessarily change the value proposition because of the shape they have put themselves in. So, I think it will be very, very company-specific as to how that opportunity might present itself.

Question 16

On near-term oil price outlook, you mentioned it’s not just North America, which was a trigger. Just curious your thoughts on, or anyone else on the panel, for that matter, thoughts on OPEC, Russia, Iran, that kind of stuff versus perhaps lower demand from China and other emerging markets.

Rex Tillerson (Chairman and CEO)

Well, it’s all of the above. All of the factors are at play here. All of you know the history of how the correction came about.

We are still overproducing, oversupplying a market that doesn’t need it, doesn’t want it right now. We’ve got global economic conditions that are not particularly inspiring. U.S. GDP is likely to be less than 2% this year. Europe is going to be struggling to slide sideways again and China is on a bit of a transitional period themselves. I don’t think we can look to the market demand side to necessarily solve this quickly for us.

Ultimately, that is an important element of how this gets solved, demand does have to continue to grow. We do anticipate demand growth this year. So that’s why I’ve said this thing that I said last year, everybody needs to just settle in for this to be with us a while. My view has not changed a lot in that regard, other than there are suppliers around the world who are certainly in a lot more duress today than they were a year ago. How they react to that, then, can either extend this or bring it to a conclusion. I don’t pretend to know what they will decide to do, and it’s all for different reasons.

Within OPEC countries themselves, there are member countries that are under great duress, as you well know. So they may not have the high-cost marginal barrel. They may have some of the lowest-cost marginal barrels, but if they don’t maintain some level of reinvestment activity, decline rate is going to take over for them. They may have some of the most competitive barrels, but those barrels are declining, which means they are coming out of the market.

That’s happening because governments have gotten themselves in difficult financial situations and they are not willing to make the money available to maintain their volumes. So there’s a lot of moving parts to this going on as we sit here and speak today. How and when these things come back into balance, it’s really hard to predict.

So we just say, look, this is the world we are in. Let’s go work on the things that we can do something about, and let’s take advantage of whatever this environment is creating. Let’s not miss something, whether it’s a cost opportunity, or an opportunity to add something of value. Let’s not miss that. Let’s be alert to that.

Question 17

You talked about opportunities, and you’ve highlighted your investment profile. I was just wondering if you could talk about the cost opportunity in terms of opex. You talked about a 9% decrease last year in the Upstream, but you haven’t quantified what we may see going forward, and sort of where we should think about that in a cycle from a backward-looking perspective, as well?

Rex Tillerson (Chairman and CEO)

Well, we highlighted the 9% that we captured last year in what was a fairly pretty dynamic marketplace, still in a lot of transition and a lot of movement. We have not put a number out, and I’m not going to give you one today, either. We have internal targets.

But what I would tell you is, I think there is much more to be captured yet, because the market is beginning to settle out, which then allows you to do more than just chase price, the price being the price of the supplier or the price of the service provider. Now you can get down to a point where we can talk about programs that we want to execute, and we can have a conversation with the supplier, the service provider, whoever it is, let’s put something in place now that locks in something. So we are kind of approaching some level, I think, of stability out there where you can begin to engage in those.

On the capital efficiency side I talked about what we are doing there with major expenditures. Organizationally, as we showed you, we are constantly looking at our productivity. Throughout the high price cycle we were bringing manning down. So that’s just an ongoing part of what we do.

With the move to the campus finally completed this last year, the last of the business lines got settled in. We see a lot of opportunities with that new infrastructure and that putting the organizations all on-site together, where we think there is more productivity, more efficiencies. We are just now scratching the surface on a lot of that.

So what I would tell you is, there is more. We’re not going to put a guidance number out, because we just don’t do that. But the internal organization has some targets that we expect them to meet and in fact, my expectation is they will probably beat them. So very focused on it. Very opportunistic on all elements, externally as well as internally.

Question 18

You have done some great work on the Permian and the Bakken to get your development costs down into that $10, $11 range. The working assumption of the industry is that shale costs are still coming down, and this is the low end.

But as a holder of large resources across the whole portfolio, you’ve got standardization. You’ve got local content rules that may be changing. You mentioned technology in deepwater. How do you assess the risk that just the whole cost curve has come down, and some of these other large resources are going to ultimately be competitive with the low-cost shale that we see today? That’s a general question.

And then a specific question on Canada Solvent steam-assisted gravity drainage, how much do you think that could shave off the cost curve for the oil sands and make it more competitive?

Rex Tillerson (Chairman and CEO)

Let me let Mark talk about that a little bit, because that’s what you’re really talking about, is the portfolio mix of our future investment opportunities. Your comment about do I have concerns about the cost, unit cost, of some of the larger developments, deepwater or whatever, coming down and challenging the shale, I hope they do, because we own a lot of that and that’s certainly what we’ve told them they need to do, because they need to get down here and compete at this level. But let me let Mark give you a little more color.

Mark Albers (Senior Vice President)

Yes. So as Rex said, we’ve got 100 projects that are sort of pre-sanctioned. Some of them pre-FEED, some of them are in FEED, some in design. But there’s a significant number that, quite frankly, when you look at the cost curve, you saw onshore rig and service costs come down very quickly. Offshore rig costs are following.

But the area that we are still working on in addition to concept selections and technologies like solvent-assisted SAGD, is the backlogs for some of these major EPC contractors are anywhere from 6 to 18 months before those are depleted enough where I think we’ll get back to where we have got the same kind of resources we developed back in this price environment before at a very good return. So it’s crazy to rush into that now.

But we are seeing those backlogs coming down and then we are going to be positioned to go in at the right time and opportunistically advance those developments. We expect deepwater, all the resource types that we’ve looked at to be attractive. They have been in the past. They will be again at this price basis. On the solvent-assisted SAGD, from a capital efficiency standpoint, it’s 20% to 30%. It’s material.

Question 19

There’s a wave of natural gas and NGL consuming projects coming into the U.S. over the next two years. Not to ask for too specific of a commodity outlook, but in your assessment, does this stack of projects, which you are participating in, come to some kind of inflection in the U.S. natural gas market? And I ask in the context of your most recent reserve report, where it looks like a lot of the reductions were concentrated in U.S. gas.

Andy Swiger (Principal Financial Officer and Senior Vice President)

Well, there certainly is more demand being created in the U.S. There is a lot of supply. We all know that. There’s a lot of demand outside the U.S., and we are seeing some of those, like the LPG components, potentially even the ethane, capable of being exported, we’re already doing a lot of the LPG and so forth. All the natural gas exports are starting now with some of the LNG projects and so forth.

It becomes a global supply and demand balance when you start to get those linkages there. It is hard to take a view on that. We are just going to keep progressing the very good projects we have and make them as good as possible, see how they compete, and execute when the time is appropriate for those sort of things. But it’s very hard to put all these moving pieces together and say we’ve got a solution in one or two years.

Jack Williams (Senior Vice President)

I think we’ll just be very patient with our gas inventory. Like I said, we have a very robust liquids inventory that is attractive today. We are drilling some natural gas today. We are drilling in the Utica. We are drilling in the Haynesville and those are attractive at $2.00 Henry Hub.

So we are kind of cherry-picking some locations today and we’re going to be very patient in terms of when we ramp that program up. We have a very nice position in most of the U.S. gas plays and we’ll bring those on when the market conditions warrant. In the meantime we’ll continue with our pretty attractive liquids program.

Question 20

To your point about the magnitude of target divestitures out there, it’s a very high number. It’s something in the high double-digit billions, I think, adding on your point in the slide deck about the level of impairments that have taken place over the past two years, how do those two trends square? How do these sales not go off at some fraction of what’s being targeted, and what does that mean for you as a potential acquirer sort of waiting for your opportunity?

Rex Tillerson (Chairman and CEO)

I think you’d have to ask the sellers that question. I mean, that is kind of what I was saying earlier. I think there’s still just a little bit of a mismatch between buyer and seller expectations.

And if you are talking about at the asset level, it is one thing. If you’re talking about at the company level, it’s another. So that’s why I said earlier, what’s working right now for us is to talk about assets, because we can look at the fundamental resource, if there’s facilities that go with it and we can put a value on that and then come to some agreement on that as opposed to then having value entire rest of the balance sheet. That’s where we are, that’s what becomes difficult in those conversations.

Question 21

Rex, you discussed this cycle. Yet how do you think that the nature of energy cycles is changing? Given your asset acquisitions, your comments on potential attractiveness of those markets, your guidance of up to 1 million barrels a day of production out of the U.S., like post 2018, did you expect Exxon’s mix to change materially in the future, and tilted towards short-term versus mid-or longer-term cycle?

Rex Tillerson (Chairman and CEO)

We’ve never been any good at predicting these cycles, neither when they occur nor their duration. So we don’t spend a lot of time even trying. Rather, what we’ve built and hopefully what we’ve demonstrated to you today, is a highly diversified mix in our opportunity set, which because some of these things, the day you decide to react, it’s five years before you see the first dollar of cash flow out of them. Then we have things in the set that the day we decide, we could get some cash flow out next year.

So that’s been put together by intention as part of our whole risk management approach to the fact that we live in a highly volatile commodity world, and we know this. We’ve been through it in the past. So in terms of how that changes our future, I think we almost have to look back, and, what did we do to get ready?

What the future will present will be whatever the business environment conditions allow us to put into that, but to make sure that we have lots of optionality. We have a lot of optionality as to how we want to deal with this cycle. It’s how long it stays around, if it goes deeper, if it returns quickly, and how do we want to react to that?

And I think we are very well positioned with the mix of things we have and the various stages at which we can take them. We use the word readiness a lot internally. What is the stage of readiness? And what we mean by that is, how quickly could we take a final investment decision and get it online? Where are we in that gated process of readiness?

And always having a very, very clear understanding among all of us as to where are these things in their state of readiness, so that if something turns, we have a pretty good idea of what we want to do, assuming we can get partners –if they are in joint ventures – assuming we can get them to go with us in that decision-making. So how the future is going to look, we don’t take any particular view on it other than to recognize: whatever it is today, it will be different sometime in the future. After that it will be different again.

In my nearly 41 years, that’s been my experience, and I didn’t learn anything about my ability to foresee that. I learned a lot about how you deal with it over that period of time.

Question 22

Let me ask one more outlook-type question to the Downstream. Antwerp refinery is on your cover. More slides than usual. It’s been a huge benefit to Exxon over the last several years. Any outlook there on the shorter to medium-term, since you touch more barrels than anybody else? And any update on the Torrance sale process?

Darren Woods (President)

I would echo the comments that Rex just made. I don’t think we are any better in the Downstream at predicting the cycles, and when we are at the top, and when the bottom is going to come. I think we are always very confident that we will have cycles and we will find ourselves in the bottom. I think Europe is a great example of that, where we have since the 2000’s seen some very high margin environments and some very low margin environments.

And what we have tried to do is stay very focused on, whether you are at the high or at the bottom, the fundamentals remain the same. You’ve got to be a low-cost supplier. You’ve got to be the lowest on the cost of supply curve and so we stay very focused on that. We stayed focused on that when we were in the golden age of refining and that paid dividends when we were in the bottom of the cycles.

Those facilities that we are investing in Europe, our view of those is irrespective of where we are at in that cycle, compared to our competition in that region, we are advantaged. So what we focus on is; where is the future? What is our strategy for maintaining that an advantage as economies evolve, as demand evolves, to make sure that we are staying on the right end of that spectrum of cost and providing high-value products. The investments that you are seeing in Antwerp and Rotterdam leverage those advantages that we built in the refineries and leverage the advantage that we have in technology to make sure that we are staying competitively positioned.

On Torrance, I think we are making good progress. A lot of work replacing the ESP, a lot of work on discussions with PBF and the authorities there. So I think we are in line with our plans to try to get something moving on that second quarter of this year.

Question 23

Rex, just curious. In the past down cycle, at some point the host governments start to get desperate, and want to get new investment by changing the fiscal terms to be more attractive. In your negotiation or ExxonMobil’s negotiation, have we reached that point yet? Or you think not? – Because they also need to, their revenue is coming down, so they are trying to hold onto whatever they have. So where are we in the process, when that recognition from the government will come, or have we already arrived? That’s the first question.

Second question is that you are talking about your just scratching the surface on the cost structure. Just curious that the equipment standardization, or process standardization – does a big piece of that lead to the future substantial cost reduction, or that is not really related to those? Thank you.

Rex Tillerson (Chairman and CEO)

I’m going to handle the first one, and then I’m going to ask Darren to handle the second. In terms of where governments find themselves in terms of greater flexibility to talk about fiscal regimes, it is very, very country-specific, obviously. It would be inappropriate for me to comment on any specific country.

What I would tell you is that governments, depending on what they view their need to be, are going to be more open to engaging in terms of relooking at existing terms, if that’s going to attract more investment; changing their past pattern of fiscal terms in order to attract investment, technology, and capable operators. That has really always been the case. I think what’s different when you get into an environment like this is when they look at the value proposition that’s on hand in this environment, we are better able to make the case on the value uplift we will bring, because it becomes more evident than when you are in a very high price environment. Some of this I would lay at the feet of their consultants, who I think do a disservice to them when they don’t pull that differentiation out, even when you are in a higher price environment.

So it varies government to government, depending on their needs, what the opportunity set they are trying to advance is. But I think it would be fair to say, as a generalization, conversations are more open and flexible today. But I think a lot of it does have to do with when you are down at this level, these little differentiated differences that you can demonstrate are quite evident, and they appear more meaningful because they are working off a smaller base, value base.

So to the extent that’s a part of it, that’s about all I can say. But I mentioned in my remarks a couple of times that some of what we’ve been able to do is improve and enhance fiscal terms, and that’s been in a very productive, cooperative way with governments who recognize that we have good quality opportunities to earn a profit. No guarantees, but you’ve got to give us a chance, if we are going to bring in all of the capital, the people, and the technology. They understand that, and they appreciate it.

Then when that’s what’s on offer, they are willing to talk and then you have to deliver. Then you have to come behind it and deliver. Our mantra has always been to not overpromise to governments, because we know when we tell them something, they start planning on it. If we don’t deliver, we’ve put them in a terrible position. We are very mindful of that so we always want to deliver on our commitments. On a lot of the cost question – Darren, do you want to comment?

Darren Woods (President)

Sure. Your question around how the role of standardization is driving our costs down and the significance of that – I would tell you, it is a significant factor in where we’ve managed to take the business and the efficiencies that we have brought in.

Rex showed a chart that showed where the refining business was with respect to the average industry position. We had a 15% advantage on cost and I personally feel a large part of that came from the decision we made after the merger to functionalize and get our refineries all working in one functional company, and taking the best practices, the most efficient practices that we have got in one refinery and replicating that around the world.

I will tell you that’s something that you don’t do one time. It is a continuous activity and we find year in and year out additional opportunities by looking across our portfolio of what are the good ideas we’ve got out there? And how do we replicate those ideas across the whole of the portfolio?

Rex mentioned coming to the campus. I think that has opened up a new and exciting opportunity, that we’ve got the chance now to look across all of our functional companies and find synergistic activities happening across that portfolio, and taking those best ideas and then transporting them to all parts of the company where it’s relevant.

The only thing I’d add to that as well is when we talk about standardization, you’ve got to take a very tailored approach to that. What we tend to look to is, what is an idea that is driving that value creation? And how do we replicate it across that diverse portfolio of businesses that we have got?

And you can take a single idea that can manifest itself differently in the different businesses, but the essence of the idea is what brings the value to the businesses. The cookie-cutter approach, where you try to ram the same answer to every place around the world, doesn’t necessarily always work. But a very tailored one, where you understand what’s really driving that value and then apply it correctly, I think, brings a lot of value. I think we’ve got a lot more opportunity there.

Rex Tillerson (Chairman and CEO)

My clock has counted down to zero on me, so I apologize that we didn’t get to everyone’s questions. Let me just close out by saying again, we appreciate that you take the time to be with us and take an interest in our Corporation.

We appreciate the questions. They are good questions. They are thoughtful questions. I understand why you ask them. I hope you understand why in some cases we don’t give you a complete answer.

But nonetheless, hopefully we’ve given you an understanding of how we run this thing and it hasn’t changed much over the years. So again, safe travel to all of you. And we’ll see you next year.